CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-14 of our report dated August 27, 2025, relating to the financial statements and financial highlights of Olstein All Cap Value Fund, a series of Managed Portfolio Series, which are included in Form N-CSR for the year ended June 30, 2025, and to the references to our firm under the heading “Comparison of Other Service Providers” and “EXHIBIT D: Financial Highlights Tables” in the Proxy Statement/Prospectus.

/s/ Cohen & Company, Ltd.

COHEN & COMPANY, LTD.

Milwaukee, Wisconsin

April 27, 2026